EXHIBIT 99.1

NEWS RELEASE	Contact:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		Ceo AND PRESIDENT
(515) 232-6251
JANUARY 18, 2019

AMES NATIONAL CORPORATION

ANNOUNCES 2018 FOURTH QUARTER EARNINGS RESULTS

Fourth Quarter 2018 results:

For the quarter ended December 31, 2018, net income for Ames National Corporation (the Company) totaled $4,201,000 or $0.45 per share, compared to $2,686,000 or $0.29 per share earned in 2017. The increase in earnings is primarily the result of improved loan interest income and decreased income tax expense, offset in part by elevated deposit interest expense and higher salary and employee benefits.

As previously announced, the Company’s largest subsidiary bank, First National Bank (FNB) acquired Clarke County State Bank in Osceola, Iowa on September 14, 2018 (the “Acquisition”). The acquired assets totaled approximately $103 million. Retention of loan and deposit customers from the Acquisition has been favorable. The impact of the Acquisition on the Company’s annual net income was not significant as a result of non-routine acquisition and conversion expenses.

Fourth quarter 2018 loan interest income was $1,867,000 higher than fourth quarter 2017; deposit interest expense also increased $870,000. Fourth quarter 2018 net interest income totaled $11,140,000, an increase of $1,028,000, or 10%, compared to the same quarter a year ago. The increase in the net interest income was primarily due to the Acquisition.

The Federal Reserve Bank increased short term interest rates four times during 2018, but the intermediate to longer end of the yield curve flattened during 2018. Loan yields have improved as the result of higher market interest rates but those income benefits were nearly offset by offering higher deposit rates resulting in increased interest expense. The Company’s net interest margin remained relatively unchanged at 3.29% for the quarter ended December 31, 2018 as compared to 3.27% for the quarter ended December 31, 2017.

A provision for loan losses of $446,000 was recognized in the fourth quarter of 2018 as compared to $298,000 in the fourth quarter of 2017. Higher loan volume necessitated the higher provision for loan losses in the fourth quarter of 2018 as compared to the same period in 2017. Net loan charge offs totaled $51,000 for the quarter ended December 31, 2018 compared to net loan charge offs of $116,000 for the quarter ended December 31, 2017. While the current provision for loan losses are not directly related to agricultural loans, Company management is seeing weakness in the Iowa agricultural economy as a result of the current low grain prices; however, favorable yields in 2018 are generally providing break even cash flows for most of the Company’s agricultural borrowers.

Noninterest income for the fourth quarter of 2018 totaled $1,984,000 as compared to $2,027,000, a decrease of 2%. The decrease in noninterest income is primarily due to lower wealth management income and a slowdown in the refinance of home loans held for sale resulting in lower revenue. The decrease in wealth management income was primarily related to a decline in revenues associated with a declining equity market.

Noninterest expense for the fourth quarter of 2018 totaled $7,399,000 compared to $6,230,000 recorded in 2017, an increase of 19%, which was primarily due to higher salaries and employee benefits. The increase in salaries and benefits was due primarily to the Acquisition, normal salary and employee benefit increases and changes in the Company’s time off benefits. The efficiency ratio was 56.38% for the fourth quarter of 2018 as compared to 51.34% in 2017.

Income tax expense for the fourth quarter of 2018 totaled $1,078,000 compared to $2,923,000 recorded in 2017. The lower quarterly income tax expense in 2018 as compared to 2017 was due to a lowering of the statutory federal income tax rate to 21% in 2018 from 35% in 2017. In addition, the write down in 2017 of the Company’s deferred income tax asset of $1,190,000, increased income tax expense in 2017. The lower than expected effective tax rate for both periods is primarily due to tax-exempt interest income.

Year 2018 results:

For the year ended December 31, 2018, net income of the Company totaled $17,014,000 or $1.83 per share, compared to $13,697,000 or $1.47 per share earned in 2017. The improvement in earnings is primarily the result of an increase in loan interest income, decreased provision for loan losses, and a decrease in income tax expense, offset in part by elevated deposit interest expense and higher salaries and employee benefits.

For the year ended December 31, 2018, net interest income totaled $42,124,000, an increase of $1,910,000, or 5%, compared to the same period a year ago. Partially offsetting the higher loan interest income was an increase in deposit interest expense. The increase in the net interest income was primarily due to increased loan volume, including increases due to the Acquisition, increased interest rates on the loan portfolio and the recognition of nonaccrual interest income. Nonaccrual loan interest income recognized for the year ended December 31, 2018 and 2017 was $484,000 and $37,000, respectively. This increase in loan interest income was offset in part by an increase in deposit interest expense attributed primarily to increased deposit interest rates. The Company’s net interest margin remained relatively unchanged at 3.23% for the year ended December 31, 2018 as compared to 3.25% for the year ended December 31, 2017.

A provision for loan losses of $639,000 was recognized for the year ended December 31, 2018 as compared to $1,520,000 for the year ended December 31, 2017. The decrease in the net charge offs and specific reserve levels, offset in part by an increasing loan portfolio were the primary factors for the decrease in the provision for loan losses for 2018 as compared to 2017. Net loan charge offs totaled $276,000 for the year ended December 31, 2018 compared to net loan charge offs of $706,000 for the year ended December 31, 2017. While the current provision for loan losses are not related to agricultural loans, Company management is seeing weakness in the Iowa agricultural economy as a result of the current low grain prices; however, favorable yields in 2018 are generally providing break even cash flows for most of the Company’s agricultural borrowers.

Noninterest income for the year ended December 31, 2018 totaled $7,901,000 as compared to $7,993,000 for the same period in 2017, a decrease of 1%. The decrease in noninterest income is primarily due to lower security gains, offset in part by higher wealth management income. Wealth management income increased primarily due to an increase in estate fees.

Noninterest expense for the year ended December 31, 2018 totaled $27,965,000 compared to $25,404,000 in 2017, an increase of 10%, which was primarily due to an increase in salaries and employee benefits and data conversion costs associated with the Acquisition. The increase in salaries and employee benefits was primarily due to normal salary and employee benefit increases, the Acquisition, one-time $1,000 bonuses paid to full-time employees and changes in the Company’s time off benefits. The efficiency ratio was 55.90% for the year ended December 31, 2018 as compared to 52.70% in 2017.

Balance Sheet Review:

As of December 31, 2018, total assets were $1,455,687,000, an $80.6 million increase in assets compared to December 31, 2017. Loan growth resulting from the Acquisition was the primary driver of the increase in total assets, offset in part by a reduction in the securities portfolio.

Securities available-for-sale as of December 31, 2018 declined to $458,971,000 from $495,322,000 as of December 31, 2017. The decrease in securities available-for-sale is primarily due to maturities of municipal bonds and payments received on mortgage backed securities.

Net loans as of December 31, 2018 increased 15%, to $890,461,000, as compared to $771,550,000 as of December 31, 2017. Impaired loans were $3,234,000 and $4,810,000 as of December 31, 2018 and 2017, respectively. The allowance for loan losses on December 31, 2018 totaled $11,684,000, or 1.29% of gross loans, compared to $11,321,000 or 1.45% of gross loans as of December 31, 2017. The decrease in the ratio of the allowance for loan losses to loans is due primarily to the Acquisition. The purchased loan portfolio is initially recorded without an allowance for loan loss, as the credit risk is reflected in the fair value of loans on the acquisition date. The provision for loan losses in 2018 was primarily due to growth in the loan portfolio, while the provision for loan losses in 2017 was necessary due to charge offs and growth in the loan portfolio.

Deposits totaled $1,221,083,000 on December 31, 2018, compared to $1,134,391,000 recorded at December 31, 2017. The increase in deposits is primarily due to the Acquisition.

The largest source of funding for the Company besides deposits is securities sold under agreements to repurchase which totaled $40,674,000 as of December 31, 2018 as compared to $37,425,000 recorded as of December 31, 2017.

The Company’s stockholders’ equity represented 11.9% of total assets as of December 31, 2018 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $172,865,000 as of December 31, 2018, compared to $170,753,000 as of December 31, 2017. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends.

Shareholder Information:

Return on average assets was 1.17% and 0.79% for the quarters ended December 31, 2018 and 2017, respectively. Return on average equity was 9.89% for the quarter ended December 31, 2018, compared to 6.21% in 2017.

Return on average assets was 1.23% for the year ended December 31, 2018, compared to 1.00% for the same period in 2017. Return on average equity was 10.09% for the year ended December 31, 2018, compared to the 8.02% in 2017.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $25.42 on December 31, 2018. During the fourth quarter of 2018, the price ranged from $24.51 to $29.67.

On November 14, 2018, the Company declared a quarterly cash dividend on common stock, payable on February 15, 2019 to stockholders of record as of February 1, 2019, equal to $0.23 per share.

The Company is forecasting earnings for the year ending December 31, 2019 in the range of $1.82 to $1.87 per share compared to $1.83 per share earned for the year ended December 31, 2018.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2018 and 2017
(unaudited)

ASSETS	2018	2017
Cash and due from banks	$30,384,066	$26,397,550
Interest bearing deposits in financial institutions	26,057,513	43,021,953
Securities available-for-sale	458,971,162	495,321,664
Federal Home Loan Bank (FHLB) Federal Reserve Bank (FRB) stock, at cost	3,191,200	3,021,200
Loans receivable, net	890,461,479	771,549,655
Loans held for sale	401,287	-
Bank premises and equipment, net	15,813,196	15,399,146
Accrued income receivable	9,415,570	8,382,391
Other real estate owned	829,603	385,509
Bank -owned life insurance	2,773,729	-
Deferred income taxes	3,974,564	2,542,533
Other intangible assets, net	2,677,884	1,091,462
Goodwill	9,618,621	6,732,216
Other assets	1,117,477	1,214,371

Total assets	$1,455,687,351	$1,375,059,650

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand, noninterest bearing	$230,113,170	$227,332,347
NOW accounts	366,178,715	322,392,945
Savings and money market	418,384,284	389,630,180
Time, $250,000 and over	40,014,550	38,838,782
Other time	166,393,120	156,196,433
Total deposits	1,221,083,839	1,134,390,687

Securities sold under agreements to repurchase	40,674,486	37,424,619
Federal Home Loan Bank (FHLB) advances and other borrowings	14,600,000	26,500,000
Dividends payable	2,137,460	2,048,401
Accrued expenses and other liabilities	4,326,502	3,942,801
Total liabilities	1,282,822,287	1,204,306,508

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,293,305 and 9,310,913 shares as of December 31, 2018 and 2017, respectively	18,586,610	18,621,826
Additional paid-in capital	20,461,724	20,878,728
Retained earnings	137,891,821	131,684,961
Accumulated other comprehensive (loss)	(4,075,091)	(432,373)
Total stockholders' equity	172,865,064	170,753,142

Total liabilities and stockholders' equity	$1,455,687,351	$1,375,059,650

AMES NATIONAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Interest and dividend income:
Loans	$10,570,645	$8,703,194	$38,013,249	$34,048,310
Securities
Taxable	1,549,900	1,555,640	6,188,403	6,130,696
Tax-exempt	1,131,886	1,196,316	4,582,970	5,015,696
Other interest and dividend income	220,924	171,945	942,341	599,733
Total interest and dividend income	13,473,355	11,627,095	49,726,963	45,794,435

Interest expense:
Deposits	2,105,352	1,235,190	6,841,807	4,439,305
Other borrowed funds	227,519	278,976	761,389	1,141,774
Total interest expense	2,332,871	1,514,166	7,603,196	5,581,079
Net interest income	11,140,484	10,112,929	42,123,767	40,213,356

Provision for loan losses	446,338	297,976	639,316	1,519,596

Net interest income after provision for loan losses	10,694,146	9,814,953	41,484,451	38,693,760

Noninterest income:
Wealth management income	810,069	879,658	3,344,579	3,060,599
Service fees	388,520	389,876	1,425,361	1,515,998
Securities gains, net	-	6,579	-	505,139
Gain on sale of loans held for sale	204,506	239,681	780,947	783,776
Merchant and card fees	391,996	358,040	1,427,334	1,375,402
Gain on foreclosure of other real estate owned	-	-	162,862	-
Other noninterest income	189,169	153,062	759,854	751,853
Total noninterest income	1,984,260	2,026,896	7,900,937	7,992,767

Noninterest expense:
Salaries and employee benefits	4,604,909	3,935,133	17,821,753	15,994,036
Data processing	971,836	816,749	3,478,640	3,298,080
Occupancy expenses, net	517,936	471,896	2,008,331	2,018,553
FDIC insurance assessments	96,512	100,823	404,514	427,781
Professional fees	359,334	312,621	1,482,911	1,231,778
Business development	345,344	310,157	1,166,688	1,033,026
Intangible asset amortization	164,200	88,743	430,537	369,580
Data conversion costs	61,039	-	228,854	-
Other operating expenses, net	278,268	196,289	943,182	1,031,703
Total noninterest expense	7,399,378	6,232,411	27,965,410	25,404,537
Income before income taxes	5,279,028	5,609,438	21,419,978	21,281,990
Income tax expense	1,078,000	2,923,114	4,406,100	7,584,801
Net income	$4,201,028	$2,686,324	$17,013,878	$13,697,189

Basic and diluted earnings per share	$0.45	$0.29	$1.83	$1.47

Declared dividends per share	$0.23	$0.22	$1.17	$0.88